UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
               PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
                               EXCHANGE ACT 1934


                                OPTIONABLE, INC.

             (Exact name of registrant as specified in its charter)



             Delaware                            52-2219407
             --------                            ----------
     (State of Incorporation)        (I.R.S. Employer Identification No.)

                        555 Pleasantville Road, Suite 110
                        Briarcliff Manor, New York 10510
                               -------------------
               (Address of Principal Executive Offices) (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                 Name of each exchange on which each
         to be so registered                      class is to be registered

            Not Applicable                             Not Applicable

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [ ]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [X]

Securities  Act  registration  statement file number to which this form relates:
Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $0.0001 par value

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Item 1.  Description of Registrant's Securities to be Registered.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $.0001 par value per share. As of the date of this Registration Statement on Form 8-A, there are 51,406,431 common shares issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

We are authorized to issue 5,000,000 shares of $.0001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of our common stock. There are no shares of preferred stock outstanding.

Item 2.  Exhibits

The following Exhibits are filed with this registration statement:

Exhibit                       Description
Number

3.1(a) Certificate of Incorporation dated February 11, 2002 (incorporated by reference to Exhibit 3(i)(a) to the Registrant's Registration Statement on Form SB-2, filed December 22, 2004, file no. 333-121543 (the "SB-2")).

3.1(b) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated March 30, 2000 (incorporated by reference to
          Exhibit 3(i)(b) to the SB-2).

3.1(c) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated May 31, 2000 (incorporated by reference to
          Exhibit 3(i)(c) to the SB-2).

3.1(d) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated July 21, 2000 (incorporated by reference to
          Exhibit 3(i)(d) to the SB-2).

3.1(e)    Corrected   Certificate   of  Amendment  to  the   Certificate   of
          Incorporation   of   Optionable,   Inc.,   dated   January   31,  2003
          (incorporated by reference to Exhibit 3(i)(e) to the SB-2).

3.1(f) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated June 9, 2004 (incorporated by reference to
          Exhibit 3(i)(f) to the SB-2).

3.2 Amended and Restated By-laws of Optionable, Inc. (incorporated by reference to Exhibit 3(ii) to the SB-2).

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                                    SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


OPTIONABLE, INC.

Dated:   March  13, 2006


/s/ Kevin Cassidy
By: Kevin Cassidy
Chief Executive Officer

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